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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MAIN STREET BANKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAIN STREET BANKS, INC.
676 Chastain Road
Kennesaw, Georgia 30144
Telephone: (770) 422-2888
Facsimile: (770) 422-9855

April 8, 2002

To the Shareholders of
Main Street Banks, Inc.

The Annual Meeting of Shareholders of Main Street Banks, Inc. will be held in the Maplewood Room at the Crowne Plaza Ravinia, 4355 Ashford Dunwoody Road, N.E., Atlanta, Georgia 30346, on May 8, 2002, at 10:00 o'clock a.m. local time.

Refreshments will be served prior to the meeting and our directors, officers, attorneys and auditors will be available to discuss all aspects of the Company and to answer any questions you may have.

The items of business scheduled for vote at the meeting are explained in the accompanying Proxy Statement. Even if you are planning to attend the Annual Meeting, please complete the enclosed proxy card, which can be found in the window section of the envelope you received, and return it to us in the enclosed, self-addressed, stamped envelope. If you attend the Annual Meeting, you may revoke your Proxy and vote in person.

We look forward to seeing you on May 8, 2002, and thank you for being a shareholder.

                      Sincerely,

                      Edward C. Milligan
                       President and Chief Executive Officer

MAIN STREET BANKS, INC.
676 Chastain Road
Kennesaw, Georgia 30144

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Main Street Banks, Inc. will be held in the Maplewood Room at the Crowne Plaza Ravinia, 4355 Ashford Dunwoody Road, N.E., Atlanta, Georgia 30346, at 10:00 o'clock a.m., local time, on May 8, 2002, for the following purposes:

  1.
  Elect Class II Directors. To elect two (2) Class II directors to serve for three-year terms expiring at the 2005 Annual Meeting of Shareholders.

  2.
  Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

        Only shareholders of record at the close of business on March 29, 2002, will be entitled to receive notice of and vote at the Annual Meeting or any adjournments thereof.

        The Annual Meeting may be adjourned from time to time without notice other than announcement at the Annual Meeting, and any business for which notice of the Annual Meeting is hereby given may be transacted at a reconvened meeting following such adjournment.

                      By Order of the Board of Directors,

                      Edward C. Milligan
                       President and Chief Executive Officer

Enclosures

April 8, 2002

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED REPLY ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

MAIN STREET BANKS, INC.
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 8, 2002

Introduction

General

        This Proxy Statement ("Proxy Statement") is being furnished to the shareholders of Main Street Banks, Inc., a corporation organized and existing under the laws of the State of Georgia (hereinafter referred to as the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company from holders of the outstanding shares of the Common Stock of the Company ("Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 o'clock a.m., local time, on May 8, 2002, and at any adjournments thereof ("Annual Meeting").

        At the Annual Meeting, the shareholders of the Company will be asked to: (1) elect two (2) Class II directors each to serve for a three-year term; and (2) transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

        This Proxy Statement is dated April 8, 2002, and is first being mailed to the shareholders of the Company on or about April 8, 2002. The 2001 Annual Report to Shareholders of the Company accompanies this Proxy Statement.

        The principal executive offices of the Company are located at 676 Chastain Road, Kennesaw, Georgia 30144, and the telephone number of the Company at such address is (770) 422-2888.

Record Date, Solicitation and Revocability of Proxies

        The Board of Directors of the Company has fixed the close of business on March 29, 2002 as the record date ("Record Date") for determination of the Company's shareholders entitled to notice of and to vote at the Annual Meeting. At the close of business on such date, there were 15,710,315 shares of Common Stock outstanding and held by approximately 3,268 shareholders of record. Holders of Common Stock are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of Common Stock held of record at the close of business on the Record Date.

        Shares of Common Stock represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted at the Annual Meeting in accordance with any instructions indicated in such proxies. If no instructions are indicated, such shares of Common Stock will be voted for the election of the nominated directors and in favor of the other proposals and at the discretion of the proxy holder as to any other matter which may properly come before the Annual Meeting or any adjournments thereof.

        A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person. All written notices or revocation and other communication with respect to revocation of proxies should be addressed as follows: Main Street Banks, Inc., 676 Chastain Road, Kennesaw, Georgia 30144, Attention: Mr. Edward L. Briscoe.

Votes Required

        The affirmative vote of the holders of a majority of the outstanding shares of Common Stock at the Annual Meeting at which a quorum is present is necessary to elect the two (2) nominees for Class II membership on the Board of Directors. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

Proposal—Election of Class II Directors of the Company

        At the Annual Meeting two (2) Class II directors shall be elected each to serve for a three-year term of office.

        The Company's Articles of Incorporation divides the Board of Directors of the Company into three classes, Class I, Class II and Class III, each of which is as nearly equal in number as possible. The directors in each class will hold office for staggered terms of three (3) years each, after the initial terms of one (1) year, two (2) years and three (3) years, respectively. The term of Class II directors expires at the 2002 Annual Meeting. The Board of Directors has set the number of the Class II directors at two (2). The Board of Directors has nominated the following persons for Class II membership on the Board, and unanimously recommends a vote "FOR" the election of these persons: Eugene L. Argo and Frank B. Turner.

        All shares of Common Stock represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted for the election of the two (2) Class II nominees listed above. In the event that any nominee is unable to serve, the persons designated as proxies will cast votes for such other persons as they may select. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock at the Annual Meeting at which a quorum is present is required for the election of the nominees listed above.

The board of directors unanimously recommends a vote "for" the election of the two (2) nominees listed above.

Board of Directors

        The following table sets forth the name of each current director and each nominee for Class II director of the Company; a description of his position and offices with the Company (other than as a director) and with Main Street Bank, the Company's wholly owned bank subsidiary and with Williamson, Musselwhite & Main Street Insurance, Inc., the Company's wholly owned insurance agency subsidiary ("Main Street Insurance Agency") if any; and a brief description of his principal occupation and business experience during the past five years and certain other information, including his age as of March 11, 2002. The table also sets forth the class of each director. The terms of the Class I directors expire at the 2004 Annual Meeting; the terms of the Class II directors expire in 2002; and the terms of the Class III directors expire in 2003.

Name, Year First Elected to Board of Company and Class	Age	Position with the Company and Principal Occupation During the Past Five Years
Robert R. Fowler, III (2000) Class I	63	Mr. Fowler serves as Chairman of the Board of the Company and he is Vice Chairman of the Board of Main Street Bank. Mr. Fowler was Chairman and Chief Executive Officer of Main Street Banks Incorporated from its organization in 1988 until it was merged into the Company in 2000. He served as Chairman of the Board of Main Street Bank from 1985 to 1996 and was elected Vice Chairman in 1996. He has been employed by Main Street Bank since 1967. Mr. Fowler also has served on the Board of Directors of The Bankers Bank since 1996.

Samuel B. Hay III (2000) Class I	39
		Mr. Hay serves as Executive Vice President and Chief Operating Officer of the Company and has served in these offices since 2000. Mr. Hay also serves as the Chief Executive Officer of Main Street Bank. Mr. Hay served on the Board of Main Street Banks Incorporated from 1992 until it was merged into the Company in 2000, and served as its Executive Vice President and Chief Financial Officer from 1994. Mr. Hay has served as Chief Executive Officer of Main Street Bank since December 1996 and served as its Chairman from 1996 until 2000. He has been employed by Main Street Bank since 1990.
C. Candler Hunt (2000) Class I	55	Mr. Hunt serves as a director of Main Street Bank. Mr. Hunt has been an executive of Godfrey's Warehouse, Inc., a manufacturer of livestock feed located in Madison, Georgia, since 1971.
Eugene L. Argo (1999) Nominee for Class II	69
		Mr. Argo serves on the Board of Directors of Main Street Bank. For the past five years, Mr. Argo has been President and owner of Stacy's Pharmacy, Inc. Mr. Argo was an officer and an owner of Ace Pharmacy, Inc. until it was sold in 1998 and Medical Therapies, Inc. until it was sold in 1989.
Frank B. Turner (2000) Class II Nominee for Class II	62
		Mr. Turner served as Vice Chairman of the Board of Main Street Banks Incorporated from 1990 until it was merged into the Company in 2000. He has been City Manager of Covington, Georgia, since 1970. Mr. Turner is a director of Main Street Bank.
The Honorable P. Harris Hines (1994) Class III	58
		Justice Hines serves as Vice Chairman of the Board of the Company and he is a member of the Board of Main Street Bank. From January 1, 1983 until July 26, 1995, Justice Hines served as Judge of the Superior Court of Cobb County, Georgia. Since July 26, 1995, Justice Hines has served as a Justice of the Supreme Court of the State of Georgia.
Harry L. Hudson, Jr. (1996) Class III	58
		Mr. Hudson is an agent for the State Farm Insurance Company. Mr. Hudson has been associated with State Farm since January 1, 1970, and he has served as Agent, Agency Manager and Field Executive. Mr. Hudson is currently serving as a member of the Board of Main Street Bank.

Edward C. Milligan (1994) Class III	57
Mr. Milligan is President and Chief Executive Officer of the Company and is currently serving as Chairman of the Board of Main Street Bank. Mr. Milligan has served as President and Chief Executive Officer of Main Street Banks, Inc. since its organization in 1994. Mr. Milligan also served as President and Chief Executive Officer of Westside Bank & Trust Company from its organization in 1990 until 2000.

        Messrs. Fowler and Turner are first cousins. Mr. Hay is Mr. Fowler's nephew.

        In a letter dated December 1, 1999 to the Board of Directors of the Company, Mr. Fowler stated that it was his present intention for a period of six years following May 24, 2000, to take such action as reasonably necessary at the Board level and to vote all shares of Company stock over which he has voting control, including the shares owned by family trusts, to maintain the same equal ratio of the number of previous Main Street Banks Incorporated and First Sterling Banks, Inc. directors. He also stated that it is his intention to specifically vote the shares over which he has voting control for the reelection to the Company Board of Directors of Eugene L. Argo upon the expiration of his term in 2002 and for the reelection of Edward C. Milligan, P. Harris Hines and Harry L. Hudson, Jr. when their terms expire in 2003.

        He also expressed his intention that if any of these persons failed to complete their terms of office he would support for election to those vacant positions the person who is or persons who are nominated by the remaining members of the group composed of Messrs. Argo, Milligan, Hines and Hudson. Mr. Fowler also stated in his letter that he intends to resign as Chairman of the Company's Board two years following May 24, 2000, and to support Mr. Milligan, his successor, as Chairman and Mr. Hay as the President of the Company.

        Mr. Fowler's letter is simply an expression of his intention on December 1, 1999. It is not legally binding against him. He can change his mind at any time and take action which is completely different from his expressed intention on December 1, 1999. If he desires, he could vote against the directors named above.

Board Committees and Attendance

        The business and affairs of the Company are under the direction of the Company's Board of Directors.

        During 2001, the Company's Board of Directors held twelve (12) regular meetings, and all of the Company's directors attended at least 75% of the aggregate meetings of the Company's Board of Directors and the committees thereof on which they sat.

        The Board of Directors of the Company has established an Audit Committee and a Compensation Committee.

Audit Committee

        The primary functions of the Company's Audit Committee are to see that an audit program is in place to protect the assets of the Company, assure that adequate internal controls exist, and recommend the independent auditors for appointment by the Board of Directors. The current members of the Audit Committee are: P. Harris Hines (Chairman), Eugene L. Argo and Frank B. Turner. During 2001, the Audit Committee held nine (9) meetings. Each member of the Audit Committee is

"independent" as this term is defined by the National Association of Securities Dealers. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached to the Proxy Statement for the 2001 shareholders' meeting.

Compensation Committee

        The primary functions of the Compensation Committee are to evaluate and administer the compensation of the Company's Chief Executive Officer and other executive officers and to review the general compensation programs of the Company. The current members of the Compensation Committee are: C. Candler Hunt (Chairman), P. Harris Hines and Harry L. Hudson, Jr.. During 2001, the Compensation Committee held eight (8) meetings. No member of the Committee is an employee of the Company or any subsidiary of the Company.

Audit Committee Report

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

        The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended the selection of the Company's independent auditors.

        This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference and should not otherwise be deemed filed under such Acts.

Audit Committee
P. Harris Hines, Chairman
Eugene L. Argo
Frank B. Turner

Compensation Committee Report

        The Compensation Committee is responsible for evaluating the remuneration of executives of the Company to provide competitive levels of compensation which take into account the annual and long-term performance goals, whether there has been above average corporate performance, the levels of an individual's initiative, responsibility and achievements, and the need of the Company to attract and retain well trained and highly motivated executives. The Committee fixes the compensation of the CEO and the other executive officers. All decisions by the Committee relating to the compensation of the CEO and the other executive officers are reviewed by the full Board of Directors.

        Executive officers' overall compensation is intended to be consistent with the compensation paid to executives of financial institutions and of other companies similar in size, complexity, and character to the Company, provided that performance of the Company and the executive officer warrants the compensation being paid.

        The Company entered into a three (3)-year employment agreement with Mr. Milligan, the Company's CEO, effective May 24, 2000. Mr. Milligan's annual base compensation was increased to $273,000 effective July 1, 2001. In 2001, Mr. Milligan received incentive compensation of $75,900 for his performance in 2001. In determining Mr. Milligan's compensation for 2001, the Committee considered the Company's performance in regard to the following factors: earnings per share growth; asset growth; credit quality; and safety and soundness.

        Compensation paid to the named executive officers of the Company in 2001, as reflected in the following compensation tables, consisted of the following elements: base salary, bonus, matching contributions paid with respect to the 401(k) Plan, restricted stock grants, incentive stock options and certain prerequisites. In addition, the Company has adopted certain broad-based employee benefit plans in which executives, and other officers together with employees, have the option to participate. Benefits under these plans are not directly or indirectly tied to the Company's performance, except that contributions by the Company to the 401(k) Plan are voluntary, at the election of the Board of Directors. Bonuses were granted to Messrs. Fowler, Milligan, Hay and Strickland based upon certain performance criteria for their services in 2001.

Compensation Committee
C. Candler Hunt, Chairman
P. Harris Hines
Harry L. Hudson, Jr.

Reports Required by Section 16(a) of the Securities Exchange Act of 1934

        The SEC has adopted certain rules and forms which apply to the Company relating to reports concerning stock ownership and transactions by directors, officers, and principal stockholders who directly or indirectly are the beneficial owners of more than ten percent of any class of any equity security. The rules require that any Company director, officer or principal shareholder file a Form 3, which is an initial statement of beneficial ownership of equity securities, a Form 4 to report any changes in beneficial ownership and a Form 5 within forty-five (45) days after the end of the Company's fiscal year to report any securities transactions during the fiscal year that have not previously been reported on a Form 3 or Form 4.

        Based on a review of Forms 3, 4 and 5 and any amendments, and certain written representations which have been furnished to the Company for its fiscal year ended December 31, 2000, except for the following, there were no persons who were subject to this filing requirement who failed to file on a timely basis the required reports: Robert R. Fowler, III, failed to report timely two transactions on Form 4. These transactions were subsequently reported on amended Forms 4.

Certain Transactions

        The Company's directors and certain business organizations and individuals associated with them are customers of and have banking transactions with the Company's subsidiary bank and its other former banking subsidiaries in the ordinary course of business. Such transactions include loans, commitments, lines of credit and letters of credit. All of those transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not and do not involve more than normal risk of collectability or present any other unfavorable features. Additional transactions with these persons and businesses are anticipated in the future.

        Robert R. Fowler III, Chairman of the Board, has entered into three lease agreements with Main Street Bank, through which he leases to Main Street Bank buildings that it uses for its operations center, corporate and marketing offices and accounting office. These leases are described below:

        Operations center.    Main Street Bank entered into the lease agreement for its operations center on April 1, 1998. The operations center building is 22,300 square feet and is located at 2118 Usher Street, Covington, Georgia 30014. Under this lease agreement, Main Street Bank paid to Mr. Fowler rent at a rate of $2.36 per square foot or an aggregate of $52,630 for the period from April 1, 1998 until April 1, 1999. The lease agreement provides a rental schedule by which the rental rate is adjusted each year on the anniversary date of the lease agreement. Main Street Bank expects to pay rent in the amount of $85,383 for the period from April 1, 2002 until April 1, 2003. The lease agreement expires March 31, 2007. Main Street Bank has the option to renew the lease agreement for two successive five-year extension periods. Additionally, Main Street Bank may terminate the lease agreement after the completion of five years of the term with a termination payment equal to six months rent. The termination payments decrease by the amount of one month's rental payment for each succeeding lease year.

        Corporate and marketing offices.    Main Street Bank entered into the lease agreement for its corporate and marketing offices located at 1121 Floyd Street, Covington, Georgia 30014 in May 1999. This building contains approximately 4,980 square feet. The rental rate from June 1, 1999 through December 1, 1999 was $2,747 per month and increased to $3,245 per month on January 1, 2000. Thereafter, the lease agreement provides for 3% increases to the rental rate on each January 1 until the expiration date, December 31, 2009. Main Street Bank has the option to renew the lease agreement for two successive five-year extension periods.

        Accounting office.    Main Street Bank entered into the lease agreement for its accounting office, located at 1114 Pace Street, Covington, Georgia 30014, on March 25, 1994. This building is approximately 4,300 square feet. Since July 1999 the rental rate under this lease agreement has been $1,850 per month. The rental rate will increase to $2,220 per month in July 2003 and to $2,664 in July 2007. This lease agreement expires on June 30, 2013.

        The Company believes that the terms of the lease agreements are at least as favorable to it as terms available from unrelated third parties.

Officers

        The table set forth below shows for each of the Company's executive officers (a) the person's name, (b) his or her age at March 11, 2002, (c) the year he or she was first elected as an officer of the Company, and (d) his or her present positions with the Company and his or her other business experience for the past five years. Officers are elected at the Annual Meeting of the Board of Directors for terms of one year or until their earlier resignation, termination or removal from office.

Name	Age	Position with the Company and Business Experience During The Past Five Years
Robert R. Fowler III	63	Mr. Fowler serves as the Chairman of the Board of Directors of the Company and as Vice Chairman of the Board of Directors of Main Street Bank.
Edward C. Milligan	57	Mr. Milligan serves as a member of the Company's Board of Directors and as the Company's President and Chief Executive Officer and as Chairman of the Board of Directors of Main Street Bank.
Samuel B. Hay III	39
		Mr. Hay serves as Executive Vice President, Chief Operating Officer of the Company and as a member of the Company's Board of Directors. He serves as Chief Executive Officer of Main Street Bank and as a member of its Board of Directors.
Robert D. McDermott	44
		Mr. McDermott serves as Executive Vice President and Chief Financial Officer of the Company. From June 1999 to September 2001, Mr. McDermott served as Senior Vice President Performance Enhancement for SouthTrust Bank and from June 1989 to June 1999, Mr. McDermott worked for First Union Corporation in various roles including Director-Decision Support and Controller for First Union National Bank of Georgia.

        See "Board of Directors" above for description of prior business experience of Messrs. Fowler, Milligan and Hay.

Executive Compensation

        The table below shows information concerning the compensation paid to the Chief Executive Officer and the Company's four most highly compensated executive officers for services to the Company in all capacities for the years ended 2001, 2000 and 1999.

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Restricted Stock Awards($)(1)	Securities Underlying Options(#)	All Other Compensation($)
Robert R. Fowler III Chairman	2001 2000 1999	263,900 212,443 163,074	140,000 98,701 40,679	0 0 181,800	0 12,000 0	38,695(2 39,605(2 41,354(2	) ) )
Edward C. Milligan President and Chief Executive Officer	2001 2000 1999	261,500 207,000 153,382	75,900 82,800 61,600	237,303 279,844 0	14,800 40,250 0	5,776(3 15,500(3 104,343(3	) ) )
Samuel B. Hay III Executive Vice President, Chief Operating Officer	2001 2000 1999	205,000 168,240 133,618	51,100 58,884 33,405	146,084 0 181,800	9,108 12,000 0	6,441(4 9,268(4 11,513(4	) ) )
Joseph K. Strickland, Jr. Executive Vice President, Banking and Chief Credit Officer	2001 2000 1999	179,375 157,031 137,534	44,700 54,961 34,384	0 0 242,400	0 12,000 0	6,870(5 10,601(5 12,829(5	) ) )

(1)
The number and value of the aggregate restricted stock holdings at the end of 2001 are as follows:

	Number of Shares	Aggregate Value
Mr. Fowler	163,620	$2,683,368
Mr. Milligan	36,600	600,240
Mr. Hay	111,700	1,831,880
Mr. Strickland	96,960	1,590,144

    Mr. Milligan was granted 14,100 shares of restricted stock on December 12, 2001. Commencing on the first anniversary of the date of grant, this stock will vest at a rate of 20% per year on each anniversary date thereafter.

    Mr. Hay was granted 8,680 shares of restricted stock on December 12, 2001. Commencing on the first anniversary of the date of grant, this stock will vest at the rate of 20% per year on each anniversary date thereafter.

    Dividends are payable on the Company's restricted stock described above.

(2)
Includes amounts contributed by the Company during 1999, 2000 and 2001 to Mr. Fowler's account in the Company's 401(k) plan and director's fees of $1,500 in 2000 and $3,800 in 1999. The value of life insurance premiums paid on Mr. Fowler's behalf under a split-dollar life insurance policy are as follows: $30,000 in 2001; $28,268 in 2000 and $26,674 in 1999.

(3)
Includes amounts contributed by the Company during 1999, 2000 and 2001 to Mr. Milligan's account in the Company's 401(k) plan and director's fees of $10,400 in 2000 and $18,550 in 1999. The Company accrued as a liability for the account of Mr. Milligan pursuant to a deferred compensation plan $79,553 in 1999.

(4)
Includes amounts contributed by the Company during 1999, 2000 and 2001 to Mr. Hay's account in the Company's 401(k) plan and director's fees of $2,100 in 2000 and $3,900 in 1999.

(5)
Includes amounts contributed by the Company during 1999, 2000 and 2001 to Mr. Strickland's account in the Company's 401(k) plan and director's fees of $1,800 in 2000 and $3,800 in 1999.

Stock Options

        The following table set forth information in regard to incentive stock options granted to the Chief Executive Officer and the Company's most highly compensated executive officers in 2001:

Option Grants in Last Fiscal Year
[Individual Grants]

Name	Number of securities underlying options granted(#)	Percent of total options granted to employees in fiscal year	Exercise or base price($/Sh)	Expiration Date
Edward C. Milligan	14,800	19.4	16.83	December 11, 2011
Samuel B. Hay III	9,108	11.9	16.83	December 11, 2011

        The following table sets forth information in regard to exercise of stock options and the fiscal year-end value of unexercised options for each of the named executives:

Aggregate Option Exercises in Last Fiscal Year and FY-End Option Values

Name	Number of Shares Acquired on Exercise(#)	Value Realized($)	Number of securities underlying unexercised options at FY-end (#) exercisable/ unexercisable	Value of unexercised in-the-money options at FY-end ($) exercisable/ unexercisable
Robert R. Fowler III	-0-	-0-	4,000/8,000	12,800/25,600
Edward C. Milligan	31,630	342,820	70,745/47,000	671,796/143,692
Samuel B. Hay III	-0-	-0-	2,400/21,108	10,710/42,840
Joseph K. Strickland, Jr.	-0-	-0-	2,400/9,600	10,710/42,840

Director Compensation

        During 2001, the Company's directors who were not employees or officers of the Company were paid $850.00 for each Board meeting attended and $250 for each committee meeting attended on days other than the day of a Board meeting. The Company's directors were paid a total of $101,050 for such services in 2001.

Security Ownership

        The following tables set forth certain information regarding the Company's Common Stock owned, as of March 11, 2002 by:

  •
  each person who beneficially owns more than 5% of the outstanding shares of the Company's stock;

  •
  each director of the Company;

  •
  each executive officer of the Company who is named in the cash compensation table above; and

  •
  all the Company directors and executive officers as a group.

        Except as otherwise indicated, the persons named in the table above have sole voting and investment powers with respect to all shares shown as beneficially owned by them. The information shown below is based upon information furnished by the named persons and based upon "beneficial ownership" concepts set forth in rules issued under the Securities Exchange Act of 1934. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities. Under applicable SEC rules, the number of outstanding shares of Common Stock used in the computation of the "Percent of Class" includes currently exercisable stock options owned by the shareholder.

        Management of the Company is aware of only two persons or entities which beneficially owns 5% or more of the Company's Common Stock as described in the following table:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Robert R. Fowler III* P.O. Box 1098 Covington, GA 30015	4,033,237	25.49
Fowler Children's Trust* c/o Mr. Robert R. Fowler III P.O. Box 1098 Covington, GA 30015	1,941,793	12.29

Mr. Fowler's stock ownership includes the following:

Number of Shares	Manner Held
163,620	Issued under the Company's Restricted Stock Award Plan
1,941,793	Held by the Fowler Children's Trust
144,240	Held by the Estate of Louly T. Fowler
647,208	Held by three Fowler Family Grandchildren's Trusts
363,600	Held by three Fowler Family Generation Skipping Tax Exempt Grandchildren's Trusts
2,744	Held by Hunter Fowler, L.P., a family limited partnership formed by Mr. Fowler and his daughter
197,152	Held by Mr. Fowler's spouse, Mary H. Fowler
4,000	Obtainable upon the exercise of options
*
The shares beneficially owned by the Fowler Children's Trust are also included in shares beneficially owned by Mr. Fowler.

        Mr. Fowler is the executor of the Estate of Louly T. Fowler, Trustee of the Children's Trust, sole trustee for all three Grandchildren's Trusts as well as one of the Generation Skipping Tax Exempt Trusts and Co-Trustee of the other two Generation Skipping Tax Exempt Trusts described above. Mr. Fowler disclaims beneficial ownership of the 197,152 shares held by Mr. Fowler's spouse, Mary H. Fowler and the 2,744 shares held by Hunter Fowler, L.P.

        The following table sets forth the beneficial stock ownership of each director and named executive officer and for all directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Eugene L Argo	160,429	1.01
Robert R. Fowler III	4,033,237	25.51
Samuel B. Hay III	283,780	1.80
P. Harris Hines	23,639	0.15
Harry L. Hudson, Jr.	60,223	0.38
C. Candler Hunt	321,032	2.03
Edward C. Milligan	192,297	1.21
Joseph K. Strickland, Jr.	147,840	0.94
Frank B. Turner	195,374	1.23
All directors and executive officers as a group (10 persons)	5,442,851	34.43

        Mr. Argo's stock ownership includes 5,645 shares of stock obtainable upon the exercise of options and 55,263 shares held by spouse.

        Mr. Fowler's ownership is described under the preceding table.

        Mr. Hay's stock ownership includes 111,700 shares of restricted stock issued to Mr. Hay pursuant to the Company's restricted stock award plan and 2,400 obtainable upon the exercise of options.

        Justice Hines' stock ownership includes 15, 815 shares of stock obtainable upon the exercise of options and 581 held in his dividend reinvestment plan.

        Mr. Hudson's stock ownership includes 12,858 shares of stock obtainable upon the exercise of the options.

        Mr. Hunt's ownership includes 15,973 shares of stock obtainable upon the exercise of options and 204,528 shares owned by the estate of his mother, Caroline C. Hunt, for which Mr. Hunt serves as executor.

        Mr. Milligan's stock ownership includes 70,745 shares of stock obtainable upon the exercise of the options and 845 shares held by his minor child, 1,331 held in a deferred compensation plan and 2,990 held in his 401(k) plan and 36,600 shares of restricted stock issued under the Company's restricted stock award plan.

        Mr. Strickland's stock ownership includes 96,960 shares of stock issued to Mr. Strickland pursuant to the Company's Restricted Stock Award Plan, 48,480 shares held by Sterne Agee & Leach as IRA custodian for Mr. Strickland, and 2,400 shares obtainable upon the exercise of options.

        Mr. Frank Turner's ownership includes 15,973 shares of stock obtainable upon the exercise of options.

        The stock ownership of the Company's directors and executive officers, as a group (10 persons), includes 141,836 shares of Company stock obtainable upon the exercise of options.

Omnibus Stock Ownership and Long-Term Incentive Plan

        The Company has reserved 800,000 shares of Common Stock under its long-term incentive plan, which was adopted in October 11, 2000, and which was approved by the Company's shareholders at the 2001 Annual Meeting.

401(k) Retirement Plan

        The Company's 401(k) retirement plan covers all of its employees who have one year's credited service and includes a vesting schedule for employer's matching contributions of 20% vesting after one year and 20% vesting after each additional year of credited service thereafter. Matching contributions become fully vested after five years.

Cash Incentive Bonus Plan

        The Board of Directors has established a cash incentive bonus plan as a means of compensating the Company's officers through a cash bonus program tried to specific performance standards achieved by the Company as a whole, as well as by each individual officer.

Employment Agreements with Executives

        The Company has entered into employment agreements with four of the executives named above. Descriptions of these agreements follow.

        Robert R. Fowler III.    Mr. Fowler has an employment agreement with the Company dated May 24, 2000 by which he is employed as Chairman of the Board of Directors of the Company and Vice Chairman of the Board of Directors of Main Street Bank. On the second anniversary of the employment agreement, the executive shall resign as Chairman of the Board of the Company and take on the position of Chairman Emeritus of the Company and retain his position and duties as Vice Chairman of the Board of Directors of Main Street Bank for the remainder of the term. As Chairman Emeritus of the Company, the executive would be an active participant in strategic planning, business development and development and maintenance of corporate shareholder and community relations for the Company. He shall also advise the Board of Directors with respect to proposed mergers and acquisitions. The term of the agreement shall end on June 30, 2008.

        Mr. Fowler shall receive an annual base salary of $200,000 subject to annual increases of at least three percent (3%) and such other increases as may be approved by the Board of Directors. Main Street Bank provides the executive with a split dollar insurance agreement which provides for a $2,000,000 face amount of life insurance on the executive's life. If the executive is terminated for reason other than for cause or if the executive voluntarily terminates for good reason then the Company shall continue to pay the executive his base salary for the remainder of the term and shall continue his welfare plans for such time period. If the executive becomes re-employed with another employer then the medical and other welfare benefits provided by the Company shall be secondary to those provided under the other employer's plan.

        The agreement provides for restrictions on the ability of Mr. Fowler to compete with the Company during the term of the agreement and for two years following his termination of service with the Company. He is also restricted in disclosing and using the Company's confidential information and trade secrets. He is also restricted from soliciting the Company's customers with whom he has had material contact during the 12 months immediately preceding the termination of his service. In consideration for Mr. Fowler entering into the restrictive covenants, the Company shall pay him the amount of $200,000 per year throughout the term.

        Edward C. Milligan.    Mr. Milligan's employment agreement with the Company was amended and restated on May 24, 2000. Under the restated employment agreement, Mr. Milligan is employed as the President and Chief Executive Officer of the Company and, in two years, will become the Chairman of the Board of the Company and would continue as Chief Executive Officer of the Company. His term of employment is for a period of three years and on the third anniversary of, and on each anniversary thereafter, will be extended for an additional one-year period. Either party, by notice to the other, may cause the term of the employment to cease to extend automatically. Mr. Milligan's initial annual base salary is $154,000 subject to annual increases of 3% and such other increases as may be approved by the Board of Directors. If the executive is terminated at any time during the term by the Company for any reason other than for cause or if the executive voluntarily terminates his employment with the Company for good reason then the Company shall pay to the executive an amount equal to three times the sum of his annual base salary plus a pro rata amount of his targeted annual bonus for the year of termination based on the number of days employed during such year. The Company shall also continue to provide benefits to the executive and his family at least equal to those provided if his employment had not been terminated. If the executive is re-employed during such three-year period, the medical and other welfare benefits that the Company is obligated to provide under the employment agreement would be secondary to those provided by the new employer. The employment agreement also contains restrictions on the ability of the executive to compete with the Company for a period of two years following the date of termination for any reason whatsoever. He is also restricted on the disclosure and use of the Company's confidential information and trade secrets and in his ability to solicit the Company's customers with whom he had material contact during the 12-month period immediately preceding his termination.

        Samuel B. Hay III.    On May 24, 2000, the Company entered into an employment agreement by which Mr. Hay is employed as the Executive Vice President and Chief Operating Officer of the Company and, in two years, shall become the President of the Company and would continue as Chief Operating Officer of the Company. His term of employment is for a period of three years and on the third anniversary of, and on each anniversary thereafter, shall be extended for an additional one-year period. Either party, by notice to the other, may cause the term of the employment to cease to extend automatically. Mr. Hay's initial annual base salary is $140,000 subject to annual increases of 3% and such other increases as may be approved by the Board of Directors. If the executive is terminated at any time during the term by the Company for any reason other than for cause or if the executive voluntarily terminates his employment with the Company for good reason then the Company shall pay to the executive an amount equal to three times the sum of his annual base salary plus a pro rata amount of his targeted annual bonus for the year of termination based on the number of days employed during such year. The Company shall also continue to provide benefits to the executive and his family at least equal to those provided if his employment had not been terminated. If the executive is re-employed during such three-year period, the medical and other welfare benefits that the Company is obligated to provide under the employment agreement would be secondary to those provided by the new employer. The employment agreement also contains restrictions on the ability of the executive to compete with the Company for a period of two years following the date of termination for any reason whatsoever. He is also restricted on the disclosure and use of the Company's confidential information and trade secrets and in his ability to solicit the Company's customers with whom he had material contact during the 12-month period immediately preceding his termination.

        Robert D. McDermott.    Effective September 17, 2001, the Company entered into an employment agreement by which Mr. McDermott is employed as the Executive Vice President and Chief Financial Officer of the Company. His term of employment is for a period of two years and on the second anniversary of, and on each anniversary thereafter, shall be extended for an additional one-year period. Either party, by notice to the other, may cause the term of the employment to cease to extend automatically. Mr. McDermott's initial base salary is $185,000 subject to annual increases of 3% and such other increases as may be approved by the Board of Directors. If the executive is terminated at any time during the term by the Company for any reason other than for cause or if the executive voluntarily terminates his employment with the Company for good reason then the Company shall pay to the executive an amount equal to two times the sum of his annual base salary plus a pro rata amount of his targeted annual bonus for the year of termination based on the number of days employed during such year. The Company shall also continue to provide benefits to the executive and his family at least equal to those provided if his employment had not been terminated. If the executive is re-employed during such two-year period, the medical and other welfare benefits that the Company is obligated to provide under the employment agreement would be secondary to those provided by the new employer. The employment agreement also contains restrictions on the ability of the executive to compete with the Company for a period of two years following the date of termination for any reason whatsoever. He is also restricted on the disclosure and use of the Company's confidential information and trade secrets and in his ability to solicit the Company's customers with whom he had material contact during the 12-month period immediately preceding termination.

        The employment agreements with each executive described above provide that additional payments will be made to such persons to reimburse them for any excise taxes that may be owed in the event that payments under such agreements exceed the limitations of Section 280G of the Internal Revenue Code.

        Joseph K. Strickland, Jr.    On May 24, 2000, the Company entered into an employment agreement with Joseph K. Strickland, Jr. by which he was employed as the Executive Vice President, Banking, of the Company and, he was employed as President of Main Street Bank. Mr. Strickland and the Company executed a modification of his employment agreement effective January 1, 2002, by which he became a consultant to the Company's management team and ceased to serve as President of Main Street Bank. The term of the modified agreement is until December 31, 2003 unless either party terminates the relationship earlier upon five (5) days prior written notice. Mr. Strickland shall be paid an annual base salary of $183,750 and a bonus equivalent to the average of his bonuses of 2000 and 2001, which shall be paid biweekly over the two-year period. Mr. Strickland remains subject to the restrictions on his ability to compete and the disclosure and use of trade secrets and confidential information and his ability to solicit the customers of the Company through December 31, 2003.

Shareholder Return Performance Graph

        Set forth below is a line graph comparing the percentage change in the cumulative shareholder return on the Company's Common Stock with the cumulative Total Return on the Nasdaq Stock Market (U.S. Companies) index and the Nasdaq Bank Stock Market.

        The graph assumes $100 invested on December 31, 1996, in the Common Stock of the Company and in each of the two indexes. The comparison assumes that all dividends are reinvested.

        [Remainder of this page intentionally left blank]

Comparison of Cumulative Total Return Among the Company,
the Nasdaq Stock Market (U.S.) and Nasdaq Bank Stocks

	Period Ending
Index
	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
Main Street Banks, Inc.	100.00	146.10	172.78	203.10	204.46	275.81
NASDAQ—Total US*	100.00	122.48	172.68	320.89	193.01	153.15
NASDAQ Bank Index*	100.00	167.41	166.33	159.89	182.38	197.44

*
Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2002. Used with permission. All rights reserved. crsp.com.

Miscellaneous Information Regarding the Company's Annual Meeting

Relationship With Independent Auditors

        Ernst & Young LLP served as the independent auditors for the Company for the year ended December 31, 2001, and performed an audit of the Company's 2001 financial statements which are included in the 2001 Annual Report to Shareholders which accompanies this Proxy Statement. The Company has selected Ernst & Young LLP as its independent auditors for the 2002 fiscal year.

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. The representatives shall be available to respond to questions from the shareholders.

Audit Fees

        Fees billed to the Company by Ernst & Young LLP during 2001 for professional services rendered for the audit of the Company's consolidated annual financial statements for the fiscal year ended December 31, 2001, and the review of the financial statements included in the Company's quarterly reports on Form 10-Q for that fiscal year were $190,000. The Audit Committee of the Board of Directors of the Company has considered whether the providing of the services covered under the captions "Financial Information Systems Design and Implementation Fees," and "All Other Fees" is compatible with maintaining the independence of Ernst & Young LLP.

Financial Information Systems Design and Implementation Fees

        No fees were billed by Ernst & Young LLP for professional services relating to financial information systems design and implementation rendered during the fiscal year ended December 31, 2001.

All Other Fees

        The aggregate fees billed by Ernst & Young LLP for professional services rendered during the fiscal year ended December 31, 2001, other than as stated above under the captions "Audit Fees," and "Financial Information Systems Design and Implementation Fees" were $79,000. These include fees paid in connection with accounting guidance, tax services, and registration statements. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of Ernst & Young LLP.

Solicitation of Proxies

        The cost of soliciting proxies for the Company's Annual Meeting will be paid by the Company. The Company has not engaged any outside organizations or agents to assist in the solicitation of proxies.

2003 Annual Meeting of the Company Shareholder Proposals

        Proposals of the Company's shareholders intended to be presented at the 2003 annual meeting must be received by the Company on or before December 25, 2002, to be included in the Company's proxy statement or form of proxy for the 2003 annual meeting of shareholders.

Other Matters

        We do not know of any other matters to be presented for action at the shareholders' meetings other than those described in this proxy statement. However, if any other matter requiring a vote of the shareholders is properly presented at either meeting, it is intended that votes will be cast on these matters in accordance with the best judgment of the persons acting under the proxies.

                      Edward C. Milligan
                       President and Chief Executive Officer

Kennesaw, Georgia
April 8, 2002

MAIN STREET BANKS, INC.
PROXY
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 8, 2002

        The undersigned hereby appoints Robert R. Fowler III, Edward C. Milligan and P. Harris Hines, or any one of them, as Proxies, with the power to appoint his substitute, and hereby authorizes them or any one of them to represent and to vote, as designated below, all of the Common Stock of Main Street Banks, Inc. (the "Company"), 676 Chastain Road, Kennesaw, Georgia 30144, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders (the "Meeting") to be held in the Maplewood Room at the Crown Plaza Ravinia, 4355 Ashford Dunwoody Road, N.E., Atlanta, Georgia 30346, on May 8, 2002, at 10:00 a.m. local time, and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the Meeting, receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR THE PROPOSAL

PROPOSAL:	Election of Class II Directors. The election of the following named persons each to serve as a Class II Director for a three year term expiring at the 2005 Annual Meeting of Shareholders.
	☐ For all the nominees listed below (except as marked to the contrary below)	☐ Withhold authority to vote for all nominees listed below

(Instructions: To withhold authority to vote for any individual nominee or nominees, strike a line through the nominee's name or names listed below.)

Eugene L. Argo and Frank B. Turner

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR THE PROPOSAL.

DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING.

        If stock is held in the name of more than one person, all holders should sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:		, 2002

(Be sure to date your Proxy)

Name(s) of Shareholder(s)

Signature(s) of Shareholder(s)

Please mark, date and sign this Proxy, and return it in the enclosed self-addressed return envelope. No postage is necessary.

QuickLinks

TABLE OF CONTENTS
MAIN STREET BANKS, INC. PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2002 Introduction
Proposal—Election of Class II Directors of the Company
Aggregate Option Exercises in Last Fiscal Year and FY-End Option Values
Miscellaneous Information Regarding the Company's Annual Meeting